SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2007
EDO Corporation
(Exact name of Registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	3812 (Primary Standard Industrial Classification Code Number)	11-0707740 (I.R.S. Employer Identification No.)

60 East 42nd Street 42nd Floor
New York, NY 10165
212.716.2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 30, 2007, the Company and James M. Smith, Chairman, Chief Executive Officer and President, entered into an agreement that extends the provisions of Mr. Smith’s employment agreement for up to an additional twelve month period, ending the earlier of May 31, 2009 or the date of the Company’s 2009 Annual Meeting.
     The extension agreement becomes effective only upon the expiration of the existing agreement in the normal course on the earlier of May 31, 2008 or the date of the Company’s 2008 Annual Meeting. Mr. Smith’s duties and all elements of compensation during the extension period remain substantially as under the existing agreement. During the extension period, Mr. Smith’s employment may be terminated by either party upon notice to the other party. Severance is reduced, absent a change in control, to one times base salary and 100% of target annual bonus and is payable upon any termination of employment, including expiration of the term, retirement or voluntary termination by Mr. Smith. Severance is not payable in the event of a termination for Cause or by reason of Mr. Smith’s death or disability. Severance in the event of a termination following a change in control continues during the extension period as under the existing agreement.

SIGNATURE
     Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: August 30, 2007

EDO CORPORATION
By:	/s/ Lisa M. Palumbo
	Name:	Lisa M. Palumbo
	Title:	Senior Vice President General Counsel and Secretary